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                                                                     EXHIBIT 5.1


                              HALE AND DORR LLP
                              Counsellors at Law

                 60 State Street, Boston, Massachusetts 02109
                        617-526-6000 FAX 617-526-5000



                              November 21, 1997



Spyglass, Inc.
Naperville Corporate Center
1240 East Diehl Road
Naperville, Illinois 60563

            Re: 1997 Stock Option Plan for Former
                AllPen Software Stock Option Holders

Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed on November 21, 1997 with the Securities and Exchange Commission relating to 360,759 shares of the Common Stock, $.01 par value per share ("Shares"), of Spyglass, Inc., a Delaware corporation (the "Company"), issuable under the Company's 1997 Stock Option Plan for Former AllPen Software Stock Option Holders (the "Plan").

     We have examined the Agreement and Plan of Merger among the Company, Spyglass Acquisition Corp. and AllPen Software, dated as of November 14, 1997, the Amended and Restated Certificate of Incorporation, as amended, and the By-laws of the Company and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing, we are of the opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Delaware and that the Company has duly authorized for issuance the Shares, and the Shares, when issued and paid for in accordance with the terms of the Plan and at a price per share in excess of the par value per share for such Shares, will be legally issued, fully-paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.


                              Very truly yours,

                              /s/ Hale and Dorr LLP

                              HALE AND DORR LLP